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                                  EXHIBIT 10(g)

                             FIRST AMENDMENT TO THE
                               HERMAN MILLER, INC.
                1994 KEY EXECUTIVE STOCK PURCHASE ASSISTANCE PLAN



FIRST AMENDMENT TO THE HERMAN MILLER, INC., 1994 KEY EXECUTIVE STOCK PURCHASE ASSISTANCE PLAN, is adopted by the Board of Directors of Herman Miller, Inc. (the "Company"), the 28th day of April, 1998, with reference to the following:

A. The Herman Miller, Inc., 1994 Key Executive Stock Purchase Assistance Plan (the "Plan") was approved by the Company's shareholders on October 6, 1994, and is administered by the Executive Compensation Committee of the Board of Directors ("Committee").

B. Under Section 8 of the Plan, the Board of Directors has the authority, subject to certain conditions, to amend the Plan, from time to time.

C. The Board of Directors has elected to amend the Plan to authorize the Committee to establish or extend the maturity of the Initial Period of loans under the Plan for up to eight (8) years from the first interest payment date, to allow for earned repayment based upon performance in excess of annual performance objectives for any year prior to loan maturity, and to broaden the authority of the Committee in administering the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1. The definition of "Extended Period of the Loan" in Section 2 of the Plan, is hereby amended to read as follows:

        "Extended Period of the Loan" means a period beginning at the end of the Initial Period of the Loan and ending not later than the eighth anniversary of the first interest payment date.

2. Subsection 4(d) of the Plan is hereby amended, in its entirety, to read as follows:

        (d) Interest Rate and Maturity. Each Loan shall bear interest at the Applicable Rate. The first interest payment date shall be the first day of September next following the day of the Loan, and thereafter interest payments shall be due annually on September 1 of each year until the maturity of the Loan. Each Loan shall mature on September 1 of each year until the maturity of the Loan. Each Loan shall mature and the principal and unpaid interest shall become immediately due and payable in full upon the earlier of:

               (i) the anniversary date (not later than the eighth anniversary date, as determined by the Committee) of the first interest payment date;

               (ii) the default by the Key Executive on any Loan made to him or her under the Plan:

               (iii) the termination of employment (whether voluntary or involuntary) or death of the Key Executive;

               (iv) the date as of which 80 percent of the original principal amount of the loan has been paid; or

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               (v) such other date as is determined by the Committee at the time the Loan is made.

        The Committee may, in its discretion, authorize the extension of the time for repayment of a Loan upon such terms and conditions as the Committee may determine, but not to a date later than the eighth anniversary of the first payment date of the loan.

3.      Subsection 6(a) is hereby amended, in its entirety, to read as follows:

        (a) Earned Repayment--Annual Performance Objectives. As of the beginning of each fiscal year of the Company, the Committee in its discretion shall establish corporate or personal performance objectives applicable to each Key Executive to whom a Loan is outstanding or is then being made, and shall provide that in such year the Key Executives may earn repayment of (i) all or a portion of the principal amount of such Loans, and (ii) all or a portion of the interest accrued on such Loans to the interest payment date following the end of such year, if such objectives have been met as of the end of such year. Likewise, the Committee may, in its discretion, provide the Key Executives may earn repayment of a lesser or greater portion of a Loan if, respectively, less or more than 100 percent of such objectives are met. No Key Executive, however, shall be entitled to earn repayment of more than 80 percent of the original principal amount of any Loan to him or her, plus interest accrued on the Loan, prior to the maturity of the loan.

4. Section 6(b)(i) of the Plan is hereby amended, in its entirety, to read as follows:

        (b) Alternatives as of End of Initial Period on Loan. If a Loan to a Key Executive is not paid in full at or before the end of the Initial Period of the Loan, the Committee, in its discretion, may proceed in accordance with any one or more of the following, as it shall determine in its discretion:

               (i) if the Initial Period of the Loan is less than eight (8) years from the first interest payment date, to extend the maturity of the Loan up to the end of such eight (8) year period, and provide that during the Extended Period of the Loan the Key Executive may earn repayment of all or a portion of the original principal amount of any Loan to him or her, plus accrued interest, in the same manner and subject to the same limitations as is provided in (a) above;

5.      Section 6(b)(iv) is deleted, and Section 6(b)(v) is renumbered to be
        Section 6(b)(iv).

6.      In all other respects, the Plan shall continue in full force and effect.


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                                CERTIFICATION

The foregoing First Amendment to the Plan was duly adopted by the Board of Directors of the Company on April 28, 1998.


                             HERMAN MILLER, INC.


                             By:     James E. Christenson
                                 ------------------------------
                             Its:      Secretary
                                 ------------------------------



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